Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-258467 on Form S-1 of our report dated March 14, 2022 with respect to the consolidated financial statements of Sema4 Holdings Corp., included in the Prospectus Supplement of Sema4 Holdings Corp. dated March 14, 2022, which is a part of this Registration Statement.

/s/ Ernst & Young LLP
New York, New York
March 14, 2022